ESTATE OF JUAN MANUEL MEDINA

Prospectus

JUAN MANUEL MEDINA (BC 109-1982-083699)

Security Description including series designation, if applicable

20 Million

October 04, 2024

NEW ISSUE-BOOK ENTRY ONLY

ESTATE OF JUAN MANUEL MEDINA
ZIN TRUST
C/O PRIVATE TREASURY
19444 NW 51ST PLACE
MIAMI GARDENS, FL 33055
(786) 340-0591
JUANMANUELMEDINATRUST@gmail.com